Exhibit 99.1

Guess?, Inc. Reports Third Quarter Results

Q3 Fiscal 2013 EPS of $0.43, Compared to EPS of $0.71 in Q3 Fiscal 2012

Provides Q4 EPS Guidance in the Range of $0.85 to $0.95

Updates Full Year EPS Guidance to a Range of $2.05 to $2.15

Declares Special Dividend of $1.20 per Share

LOS ANGELES, Nov. 28, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 27, 2012.

Third Quarter Fiscal 2013 Highlights

  Consolidated revenues decreased 2% to $629 million; up 1% in constant dollars
  Asian revenues increased 16%
  North American Retail revenues decreased 1%; retail comp sales declined 6%
  European revenues increased 2% in local currency; declined 8% in U.S. dollars
  Operating earnings decreased 40% and operating margin declined 590 basis points to 9.2%

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude a settlement charge incurred during the second quarter of fiscal 2012. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading "Presentation of Non-GAAP Information" below.

Third Quarter Fiscal 2013 Results

For the third quarter of fiscal 2013, the Company generated net earnings of $36.6 million, a 44.7% decrease compared to net earnings of $66.3 million for the third quarter of fiscal 2012. Diluted earnings per share decreased 39.4%, to $0.43, compared to diluted earnings per share of $0.71 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, "Third quarter earnings were consistent with our guidance but fell short of our operational goals, as economic pressures impacted consumer confidence in most of our markets. Our European business was stronger at the beginning of the quarter, though business softened toward the end of the period. We posted solid double digit growth in Asia. In North America, our key strategies remain relevant as we focus on driving traffic to the stores through enhanced customer engagement initiatives and elevating the brand with quality."

Mr. Marciano continued, "We do expect that the current market conditions in the global economy will continue for some time and we are more cautious on near term customer demand trends. Accessories performance, specifically handbags and watches, have been a top priority and I am very confident of these categories going forward. Our goal is to retain our high-quality standards. Meanwhile, our team is focused on shortening the development cycle of a large portion of our products to a fast track calendar to deliver current trends at the right time, in addition to our iconic denim lines for men and women that we have offered for the last 30 years."

Mr. Marciano concluded, "We have a strong financial position and will run our business proactively to adapt to the existing economic climate, manage our expenses and inventories tightly and reallocate capital in growth regions of the world, specifically Eastern and Northern Europe as well as Asia. We plan to evaluate new strategies to drive growth and profitability and improve the performance of our stores in the U.S. and in Canada. At the same time, with our strong financial position, our goal is to focus on delivering balanced returns to our shareholders, including through our dividend and share repurchase programs."

Total net revenue for the third quarter of fiscal 2013 decreased 2.2% to $628.8 million, from $642.8 million in the prior-year quarter. In constant dollars, total net revenue increased 1.2%.

  The Company's retail stores in North America generated revenue of $262.1 million in the third quarter of fiscal 2013, a 1.3% decrease from $265.6 million in the same period a year ago.  Comparable store sales decreased 6.0% for the third quarter of fiscal 2013, compared to the same period a year ago.  The Company directly operated 513 retail stores in the United States and Canada at the end of the third quarter of fiscal 2013 versus 495 stores a year earlier.
  Net revenue from the Company's Europe segment decreased 8.3% to $202.6 million in the third quarter of fiscal 2013, compared to $221.0 million in the prior-year period.  In local currency, net revenue increased 1.7%.
  Net revenue from the Company's Asia segment increased 15.5% to $74.8 million in the third quarter of fiscal 2013, from $64.8 million in the prior-year period.  In constant dollars, net revenue increased 15.6%.
  Net revenue from the Company's North American Wholesale segment increased 1.0% to $57.9 million in the third quarter of fiscal 2013, compared to $57.3 million in the prior-year period.
  Licensing segment net revenue decreased 7.6% to $31.5 million in the third quarter of fiscal 2013, from $34.0 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2013 decreased 40.1% to $58.1 million (including a $2.4 million unfavorable currency translation impact) from operating earnings of $97.0 million in the prior-year period. Operating margin in the third quarter declined 590 basis points to 9.2%, compared to operating margin of 15.1% in the prior-year quarter. The lower operating margin primarily reflects the impact of higher occupancy and selling costs in Europe due to retail expansion, negative same store sales on the Company's fixed cost structure and increased investments in advertising. In addition, product margins were lower, primarily driven by promotions in North America and the effect of pricing parity changes in Canada.

Other net expense, which primarily includes net unrealized mark-to-market losses on foreign currency contracts and balances, partially offset by net unrealized gains on non-operating assets, was $0.2 million for the third quarter of fiscal 2013. This compares to other net income of $1.9 million in the prior-year quarter.

The Company's reported effective tax rate increased to 34.8% in the third quarter of fiscal 2013, from 32.3% for the third quarter of the prior year.

Nine-Month Period Results

Net earnings for the nine months ended October 27, 2012 were $106.2 million, a decrease of 43.3% compared to adjusted net earnings of $187.2 million for the nine months ended October 29, 2011. The prior-year adjusted net earnings excluded a settlement charge of $19.5 million ($17.6 million net of the related tax impact) associated with the settlement of the Company's relationship with one of its former European service providers. Diluted earnings per share declined 39.8% to $1.21 per share in the first nine months of the 2013 fiscal year compared to adjusted diluted earnings per share of $2.01 in the comparable nine-month period last year. On a GAAP basis, for the first nine months of fiscal 2013, net earnings decreased 37.4% and diluted earnings per share decreased 33.5%.

Total net revenue for the first nine months of fiscal 2013 decreased 3.6% to $1.84 billion from $1.91 billion in the prior-year period. In constant dollars, total net revenue increased 0.6%.

  The Company's retail stores in North America generated revenue of $766.9 million in the first nine months of fiscal 2013, a 0.9% decrease from $774.1 million in the same period a year ago.  Comparable store sales decreased 6.3% in local currency and 6.7% in U.S. dollars for the nine months ended October 27, 2012, compared to the nine months ended October 29, 2011.
  Net revenue from the Company's Europe segment decreased 11.2% to $639.3 million in the first nine months of fiscal 2013, compared to $720.1 million in the prior-year period.  In local currency, Europe segment revenues decreased 1.6%.
  Net revenue from the Company's Asia segment increased 14.6% to $206.5 million in the first nine months of fiscal 2013, compared to $180.2 million in the prior-year period.  In constant dollars the increase was 16.5%.
  Net revenue from the Company's North American Wholesale segment decreased 2.3% to $143.4 million in the first nine months of fiscal 2013, from $146.8 million in the prior-year period.
  Licensing segment net revenue decreased 4.0% to $87.4 million in the first nine months of fiscal 2013, from $91.0 million in the prior-year period.

Operating earnings for the first nine months of fiscal 2013 decreased 45.0% to $154.6 million (including an $8.5 million unfavorable currency translation impact) from adjusted operating earnings of $280.9 million in the prior-year period. Operating margin for the first nine months of fiscal 2013 declined 630 basis points to 8.4% compared to adjusted operating margin of 14.7% in the prior-year period. The decline in operating margin primarily reflects the impact of higher occupancy and selling costs in Europe, negative same store sales on the Company's fixed cost structure, and increased investments in advertising and marketing. Product margins for the year-to-date period were lower compared to the prior-year period driven by lower margin in North American Retail and unfavorable currency impact in Europe. GAAP operating earnings decreased 40.9% and GAAP operating margin declined 530 basis points.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, and net unrealized gains on non-operating assets, was $5.8 million for the first nine months of fiscal 2013. This compares to other net expense of $5.4 million in the prior-year period.

The Company's effective tax rate was 33.0% for the first nine months of both fiscal 2013 and fiscal 2012.

Outlook

The Company's expectations for the fourth quarter of fiscal 2013 ending February 2, 2013, are as follows:

  Consolidated net revenues are expected to range from $780 million to $800 million.
  Operating margin is expected to be between 14.5% and 15.5%.
  Diluted earnings per share are expected to be in the range of $0.85 to $0.95.

The Company updated its outlook for the fiscal year ending February 2, 2013, which is now as follows:

  Consolidated net revenues are expected to range from $2.62 billion to $2.64 billion.
  Operating margin is expected to be between 10.0% and 10.5%.
  Diluted earnings per share are expected to be in the range of $2.05 to $2.15.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The Board of Directors has also approved a special cash dividend of $1.20 per share to be paid with the regular quarterly dividend. The combined dividends will be payable on December 28, 2012 to shareholders of record at the close of business on December 12, 2012.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The "non-GAAP" or "adjusted" financial measures exclude the impact of a settlement charge incurred during the second quarter of fiscal 2012. In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

The Company has excluded this settlement charge, and related tax impact, from its adjusted financial measures primarily because it does not believe such charge reflects the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on November 28, 2012 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 27, 2012, the Company directly operated 513 retail stores in the United States and Canada and 312 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 837 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's strategies, goals, expectations and future prospects, as well as guidance for the fourth quarter and full year of fiscal 2013, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as "expect," "will," "goal," "strategy," "believe," "continue," "outlook," "plan" and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate consumer preferences, effectively operate our various retail concepts and effectively manage inventories; our ability to successfully implement our growth strategies and to continue to expand or grow our business; unexpected obligations arising from litigation, tax and other regulatory proceedings; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 27,		October 29,		October 27,		October 29,
	2012		2011 (2)		2012		2011 (2)
	$	%	$	%	$	%	$	%

Product sales	$ 597,374	95.0%	$ 608,777	94.7%	$ 1,756,123	95.3%	$ 1,821,198	95.2%
Net royalties	31,454	5.0%	34,026	5.3%	87,364	4.7%	91,008	4.8%
Net revenue	628,828	100.0%	642,803	100.0%	1,843,487	100.0%	1,912,206	100.0%

Cost of product sales	381,219	60.6%	367,202	57.1%	1,109,242	60.2%	1,091,119	57.1%

Gross profit	247,609	39.4%	275,601	42.9%	734,245	39.8%	821,087	42.9%

Selling, general and administrative expenses	189,492	30.2%	178,632	27.8%	579,686	31.4%	540,193	28.3%
Settlement charge	-	0.0%	-	0.0%	-	0.0%	19,463	0.9%

Earnings from operations	58,117	9.2%	96,969	15.1%	154,559	8.4%	261,431	13.7%

Other income (expense):
Interest expense	(424)	(0.1%)	(775)	(0.1%)	(1,205)	(0.0%)	(1,539)	(0.1%)
Interest income	-	0.0%	661	0.1%	1,509	0.0%	2,433	0.1%
Other, net	(245)	(0.0%)	1,868	0.3%	5,765	0.3%	(5,437)	(0.3%)

Earnings before income taxes	57,448	9.1%	98,723	15.4%	160,628	8.7%	256,888	13.4%

Income taxes	19,989	3.1%	31,877	5.0%	53,007	2.9%	84,648	4.4%

Net earnings	37,459	6.0%	66,846	10.4%	107,621	5.8%	172,240	9.0%

Net earnings attributable to noncontrolling interests in subsidiaries	812	0.2%	551	0.1%	1,429	0.0%	2,606	0.1%

Net earnings attributable to Guess?, Inc.	$ 36,647	5.8%	$ 66,295	10.3%	$ 106,192	5.8%	$ 169,634	8.9%

Net earnings per common share attributable to common stockholders:

Basic	$ 0.43		$ 0.71		$ 1.21		$ 1.83

Diluted	$ 0.43		$ 0.71		$ 1.21		$ 1.82

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,408		92,011		86,857		91,835

Diluted	84,702		92,338		87,156		92,279

Adjusted earnings from operations (1)					$ 154,559	8.4%	$ 280,894	14.7%

Adjusted net earnings attributable to Guess?, Inc. (1)					$ 106,192	5.8%	$ 187,247	9.8%

Adjusted diluted earnings per common share attributable to common stockholders (1)					$ 1.21		$ 2.01

Notes:
(1)

The adjusted results reflect the exclusion of the settlement charge (and related taxes where applicable) recorded during the nine month period ended October 29, 2011. No adjustments have been made to the current-year period.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

(2)

For the three and nine month periods ended October 29, 2011, the Company reclassified certain distribution costs from selling, general and administrative expenses to cost of product sales to conform to current period presentation.  The reclassification had no impact on previously reported earnings from operations, net earnings or net earnings per share.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. for the nine months ended October 29, 2011.

	Nine Months Ended
	October 29,
	2011
		% of
	$	Revenues

Reported GAAP earnings from operations	$ 261,431	13.7%
Add back settlement charge (1)	19,463

Adjusted earnings from operations	$ 280,894	14.7%

Reported GAAP net earnings attributable to Guess?, Inc.	$ 169,634	8.9%

Add back settlement charge (1)	19,463
Less income tax on settlement charge(2)	(1,850)
Total adjustments affecting net earnings attributable to Guess?, Inc.	17,613

Adjusted net earnings attributable to Guess?, Inc.	$ 187,247	9.8%

Adjusted diluted earnings per common share attributable to common stockholders:	$ 2.01

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,835

Diluted	92,279

Notes:
(1)

In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers.  The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a settlement charge in the second quarter of fiscal 2012, impacting the nine months ended October 29, 2011.  No adjustments have been made to the current-year period.

(2) The income tax effect of the settlement charge is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 27,	October 29,	%	October 27,	October 29,	%
	2012	2011	chg	2012	2011	chg

Net revenue:
Europe	$ 202,594	$ 221,041	-8%	$ 639,326	$ 720,068	-11%
North American Retail	262,064	265,637	-1%	766,874	774,147	-1%
Asia	74,838	64,782	16%	206,499	180,152	15%
North American Wholesale	57,878	57,317	1%	143,424	146,831	-2%
Licensing	31,454	34,026	-8%	87,364	91,008	-4%
	$ 628,828	$ 642,803	-2%	$ 1,843,487	$ 1,912,206	-4%

Earnings (loss) from operations:
Europe before settlement charge	$ 14,572	$ 34,152	-57%	$ 51,675	$ 131,014	-61%
Europe settlement charge, pre-tax	-	-		-	(19,463)
Europe including settlement charge	14,572	34,152	-57%	51,675	111,551	-54%

North American Retail	8,952	27,533	-67%	42,703	79,077	-46%
Asia	7,799	8,248	-5%	17,693	20,205	-12%
North American Wholesale	14,888	16,013	-7%	31,935	37,649	-15%
Licensing	27,103	30,698	-12%	74,558	81,188	-8%
Corporate Overhead	(15,197)	(19,675)	-23%	(64,005)	(68,239)	-6%
	$ 58,117	$ 96,969	-40%	$ 154,559	$ 261,431	-41%

Operating margins:
Europe before settlement charge	7.2%	15.5%		8.1%	18.2%
Europe including settlement charge	7.2%	15.5%		8.1%	15.5%

North American Retail	3.4%	10.4%		5.6%	10.2%
Asia	10.4%	12.7%		8.6%	11.2%
North American Wholesale	25.7%	27.9%		22.3%	25.6%
Licensing	86.2%	90.2%		85.3%	89.2%

Total Company before settlement charge	9.2%	15.1%		8.4%	14.7%
Total Company including settlement charge	9.2%	15.1%		8.4%	13.7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 27,	January 28,	October 29,
	2012	2012	2011

ASSETS

Cash and cash equivalents	$ 287,288	$ 491,805	$ 426,725

Short-term investments	7,348	4,060	4,082

Receivables, net	332,440	340,602	376,502

Inventories	422,304	328,602	385,399

Other current assets	76,784	96,413	84,017

Property and equipment, net	356,396	348,885	352,514

Other assets	260,508	234,108	231,961

Total Assets	$ 1,743,068	$ 1,844,475	$ 1,861,200

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 1,776	$ 2,030	$ 2,131

Other current liabilities	395,044	418,006	425,596

Capital lease obligations	8,739	10,206	11,372

Other long-term liabilities	221,373	211,675	174,519

Redeemable and nonredeemable noncontrolling interests	15,892	26,928	25,588

Guess?, Inc. stockholders' equity	1,100,244	1,175,630	1,221,994

Total Liabilities and Stockholders' Equity	$ 1,743,068	$ 1,844,475	$ 1,861,200

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 27,	October 29,
	2012	2011

Net cash provided by operating activities	$ 96,002	$ 149,948

Net cash used in investing activities	(96,782)	(103,775)

Net cash used in financing activities	(200,150)	(52,510)

Effect of exchange rates on cash	(3,587)	6,025

Net decrease in cash and cash equivalents	(204,517)	(312)

Cash and cash equivalents at the beginning of the year	491,805	427,037

Cash and cash equivalents at the end of the period	$ 287,288	$ 426,725

Supplemental information:

Depreciation and amortization	$ 66,280	$ 59,153

Rent	$ 198,997	$ 184,798

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of October 27, 2012		As of October 29, 2011
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	513	513	495	495

Europe and the Middle East	610	234	547	171

Asia	460	49	408	39

Central and South America	79	29	67	22

	1,662	825	1,517	727

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 27,	October 29,
	2012	2011

Number of stores at the beginning of the year	504	481

Store openings	24	25

Store closures	(15)	(11)

Number of stores at the end of the period	513	495

Total store square footage at the end of the period	2,370,000	2,270,000